Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

GOLDEN MINERALS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	1,040,000	$0.42	$436,800	$147.60 per $1,000,000	$64.47
Total Offering Amounts					$436,800		$64.47
Total Fee Offsets							$0.00
Net Fee Due							$64.47

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued pursuant to the Golden Minerals Company 2023 Equity Incentive Plan, as amended (the “Plan”) as a result of adjustments for stock dividends, stock splits, and similar changes.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of the common stock of Golden Minerals Company as quoted on the NYSE American LLC on June 18, 2024.